Filing under Rule 433

Dated September 7, 2011

Registration No. 333-171596

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765R BZ 8

Secured   ☒ Unsecured   ☐

Principal amount: $50,000,000

Issue price: 100.00%

Net proceeds to Company: $49,687,500

Repayable at the option of holder:    Yes  ☐    No  ☒

    Repayment date:      Not applicable

    Repayment price:    Not applicable

    Election period:       Not applicable

Selling agent: UBS Securities LLC

Type of transaction: Agent

Stated interest rate: 3.176%

Maturity date: September 15, 2021

Settlement date: September 12, 2011

Interest payment dates: March 15 and September 15, commencing March 15, 2012

Regular record dates: March 1 and September 1

Redeemable:    Yes  ☒    No  ☐

    In whole  ☐

    In whole or in part   ☒

Fixed redemption price:    Yes  ☐    No  ☒

    Initial redemption date: Not applicable

    Initial redemption price: Not applicable

    Reduction percentage: Not applicable

    Redemption limitation date: Not applicable

    Make-whole redemption price:    Yes  ☒    No  ☐

    Make-whole spread: 0.20%

Use of Proceeds: The “Use of Proceeds” section of the Prospectus Supplement, dated August 19, 2011, to the Prospectus, dated January 7, 2011, is updated as follows: As of September 6, 2011, NW Natural had approximately $226,600,000 of short-term indebtedness outstanding, with a weighted average maturity of approximately 37 days and bearing a weighted average interest rate of approximately 0.28%.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at 1-877-827-6444, ext. 561-3884.